Exhibit 99.1

Atlantic Union Bankshares Corporation to Host Investor Day

Richmond, Va., April 18, 2022 – Atlantic Union Bankshares Corporation (the “Company”) today announced that it will host an investor day in New York, New York on Monday, May 9, 2022 at 11:00 a.m. Eastern Time. Atlantic Union Bankshares President and CEO John Asbury, CFO Rob Gorman and Atlantic Union Bank President and COO Maria Tedesco along with other members of the executive leadership team will present the Company’s strategic priorities and plans for the future.

Attendees may attend the event virtually or in-person at Nasdaq MarketSite, 4 Times Square, New York, New York 10036. A live webcast will be accessible at: https://atlanticunionbank.meetingrsvp.com/investorday22. A replay will be available for at least 90 days after the event at the same address.

All attendees, virtual or in-person, can pre-register at: https://atlanticunionbank.meetingrsvp.com/investorday22. In-person attendees must adhere to the Gathering Safely at Nasdaq visitation policies, which currently include providing proof of a negative rapid COVID-19 test result taken within 24 hours of the visit.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937